Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously announced, on February 8, 2023, Globus Medical, Inc., (“Globus” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NuVasive, Inc. (“NuVasive”) and Zebra Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”). On September 1, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into NuVasive (the “Merger”), with NuVasive surviving as a wholly owned subsidiary of the Company. At the consummation of the Merger, each issued and outstanding share of common stock of NuVasive, $0.001 par value per share (“NuVasive Common Stock”), was converted into 0.75 fully paid and non-assessable shares of the Company’s Class A Common Stock, and the right to receive cash in lieu of fractional shares (the “Merger Consideration”).

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, give effect to the Merger as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the unaudited condensed consolidated statement of operations of Globus for the nine months ended September 2023, and the unaudited condensed consolidated statement of operations for NuVasive, for the period from January 1, 2023, through August 31, 2023, prior to the closing of the Merger on September 1, 2023. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022, combines the audited consolidated statement of operations of Globus for the fiscal year ended December 31, 2022, and the audited consolidated statement of operations of NuVasive for the fiscal year ended December 31, 2022. A pro forma balance sheet as of September 30, 2023, is not presented as the Merger is reflected in the Company’s consolidated balance sheet as of September 30, 2023, appearing in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2023.

The unaudited pro forma condensed combined financial information has been prepared pursuant to Article 11 of Regulation S-X.

The historical consolidated financial statements of Globus and NuVasive have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the business combination, in accordance with Generally Accepted Accounting Principles (“GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that Globus management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, as well as: (i) the unaudited condensed consolidated financial statements of the Company as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, appearing in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2023, (ii) the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2022, appearing in the Company’s Annual Report on Form 10-K filed on February 21, 2023 and (iii) the audited consolidated financial statements of NuVasive as of and for the fiscal year ended December 31, 2022, appearing in NuVasive’s Annual Report on Form 10-K filed on February 22, 2023.

The Merger was accounted for as a business combination using the acquisition method with Globus as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate Merger Consideration was allocated to NuVasive’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the net assets of NuVasive immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed was recorded as goodwill. Accordingly, the aggregate Merger Consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Globus.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final combination accounting may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except per share amounts)

(In thousands, except per share amounts)	Globus	NuVasive (January 1, 2023, through August 31, 2023)	Pro forma Adjustments	Note 4	Pro forma
Net Sales	$951,942	$827,336			$1,779,278
Cost of sales	282,688	336,238	$37,192	A, B, C	656,118

Gross profit	669,254	491,098	(37,192)		1,123,160
Operating expenses:
Research and development	71,758	80,658	(4,709)	B	147,707
Selling, general and administrative	398,691	320,979	(9,896)	B, C	709,774
Provision for litigation	184	6,485			6,669
Amortization of intangibles	22,909	20,059	67,956	D	110,924
Acquisition related costs	52,693	55,796			108,489

Total operating expenses	546,235	483,977	53,351		1,083,563

Operating income/(loss)	123,019	9,941	(90,543)		39,597
Interest income/(expense), net	22,711	(12,600)	(3,181)	E	6,930
Foreign currency transaction gain/(loss)	(5,649)	(13,987)			(19,636)
Other income/(expense), net	318	743			1,061

Total other income/(expense), net	17,380	(25,844)	(3,181)		(11,645)

Income /(loss) before income taxes	140,399	(15,903)	(93,724)		27,952
Income tax provision	32,560	11,841	(22,494)	F	21,907

Net income/(loss)	$107,839	$(27,744)	$(71,230)		$6,045
Earnings per share:
Basic:	$1.03				$0.04
Diluted:	$0.98				$0.04
Weighted average shares outstanding:
Basic	104,762				144,575
Diluted	110,058				151,018

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share amounts)

(In thousands, except per share amounts)	Globus	NuVasive (as adjusted, Note 3)	Pro forma Adjustments	Notes	Pro forma
Net sales	$1,022,843	$1,201,942			$2,224,785
Cost of sales	263,725	488,573	$229,419	A, B, C	981,717

Gross profit	759,118	713,369	(229,419)		1,243,068
Operating expenses:
Research and development	73,015	119,669	(2,258)	B	190,426
Selling, general and administrative	432,117	462,761	(12,799)	B, C	882,079
Provision for litigation	2,341	(1,480)			861
Amortization of intangibles	17,735	49,376	80,745	D	147,856
Acquisition related costs	5,959	(4,992)			967

Total operating expenses	531,167	625,334	65,688		1,222,189

Operating income/(loss)	227,951	88,034	(295,107)		20,879
Interest income/(expense), net	14,233	(14,665)	(1,402)	E	(1,834)
Foreign currency transaction gain/(loss)	(1,020)	(21,050)			(22,070)
Other income/(expense), net	1,855	2			1,857

Total other income/(expense), net	15,068	(35,713)	(1,402)		(22,047)

Income /(loss) before income taxes	243,019	52,321	(296,509)		(1,169)
Income tax provision	52,850	11,915	(71,162)	F	(6,397)

Net income/(loss)	$190,169	$40,406	$(225,347)		$5,228
Earnings per share:
Basic	$1.89				$0.04
Diluted	$1.85				$0.04
Weighted average shares outstanding:
Basic	100,469				140,282
Diluted	102,643				143,384

GLOBUS MEDICAL INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(amounts in thousands except per share amounts)

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (referred to as management adjustments). Globus has elected not to present management adjustments and will only be presenting transaction accounting adjustments related to the accounting for the Merger (the “pro forma adjustments”) in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, have been prepared by combining the Globus and NuVasive statements of operations for the period and applying the related pro forma adjustments.

The pro forma adjustments have been prepared as if the Merger related to NuVasive occurred on January 1, 2022, for the unaudited pro forma condensed combined statements of operations. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments.

Upon completion of the Merger, Globus controlled NuVasive, and accordingly was determined to be the accounting acquirer. The unaudited pro forma condensed combined financial information has been prepared by Globus using the acquisition method of accounting in accordance with GAAP. Under this method, the aggregate consideration was allocated to NuVasive’s assets acquired and liabilities assumed based upon their acquisition date estimated fair values. The excess of purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. The unaudited pro forma condensed combined financial information is based on preliminary estimates of the fair value of the assets and liabilities that were acquired, which requires significant assumptions. Globus management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments in the unaudited pro forma condensed combined financial information gives appropriate effect to the assumptions. These assumptions may change upon the finalization of the fair value, which would have a corresponding impact on the pro forma financial information.

The unaudited pro forma condensed combined financial information does not reflect the impact of any potential restructuring or integration activities that have yet to be determined, nor the impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by Globus as set forth in the historical financial statements. The unaudited pro forma condensed combined financial information reflects any material adjustments known at this time to conform NuVasive historical financial information to Globus’s significant accounting policies based on Globus management’s review of NuVasive’s summary of significant accounting policies, as disclosed in the NuVasive historical financial statements.

2. Purchase Price Allocation

The preliminary consideration is calculated as follows:

(In thousands, except share price and exchange ratio)
NuVasive shares outstanding as of September 1, 2023	$52,451
NuVasive accelerated equity awards	632
Globus exchange ratio	0.75
Globus Class A Common Stock issued in exchange for NuVasive shares	39,813
Globus closing share price	$54.10

Total Class A Common Stock	$2,153,860
2025 Warrants	579
Repayment of revolving credit facility	420,762
Fair value of replacement equity awards	28,635

Total purchase price	$2,603,836

As part of the Merger, the Company assumed certain NuVasive restricted stock unit awards and NuVasive performance restricted stock unit awards in accordance with the terms of the Merger Agreement (the “Exchanged Equity Awards”). For the Exchanged Equity Awards, $28.6 million was allocated to the consideration transferred for the pre-Merger services provided. At the closing of the Merger, certain other awards became fully vested and cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of NuVasive Common Stock underlying such award (the “NuVasive Accelerated Equity Awards”). The NuVasive Accelerated Equity Awards were considered as part of the total purchase price. Under the terms of the Merger Agreement, the Company repaid the outstanding amount under the revolving senior credit facility.

In connection with the consummation of the Merger, NuVasive, Globus and Wilmington Trust, National Association (the “Trustee”) entered into that certain First Supplemental Indenture (the “Supplemental Indenture”) to the indenture dated as of March 2, 2020 (as supplemented by the Supplemental Indenture, the “Indenture”), by and between NuVasive and the Trustee, relating to NuVasive’s $450 million in aggregate principal amount of 0.375% Convertible Senior Notes due 2025 (the “2025 Notes”), pursuant to which Globus has guaranteed the obligations of NuVasive under the 2025 Notes and the Indenture.

In connection with the Merger, NuVasive and Globus entered into amendments and guarantee agreements (collectively, the “Bond Hedge and Warrant Amendments”) with respect to the bond hedge and warrant transactions (the “Bond Hedges and 2025 Warrants”) entered into by NuVasive and certain dealers (including affiliates of certain of the initial purchasers of the 2025 Notes and other financial institutions) in connection with the 2025 Notes. As a result of the Merger, and pursuant to the Bond Hedge and Warrant Amendments, the Bond Hedges and 2025 Warrants will be exercisable into shares of Globus Class A Common Stock.

The preliminary purchase price allocation based on management’s preliminary estimate of their respective fair values is as follows:

(In thousands)
Cash and cash equivalents	$127,362
Accounts receivable	249,591
Inventories (i)	570,300
Prepaid expenses and other current assets	30,750
Property and equipment (ii)	361,118
Operating lease right of use assets	90,457
Intangible assets (iii)	1,222,000
Income tax receivable	221
Other assets	22,753
Deferred income taxes	4,837

Total assets	2,682,389
Accounts payable	$57,048
Accrued expenses	104,307
Operating lease liabilities	10,774
Income taxes payable	22,516
Business acquisition liabilities (iv)	66,873
Deferred revenue	1,304
Senior Convertible Notes due 2025 (v)	409,500
Deferred income taxes (vi)	194,553
Operating lease liabilities, long-term	98,336
Other liabilities	37,496

Total liabilities	$1,002,707

Fair value of acquired identifiable assets and liabilities	$1,679,682
Purchase price	$2,603,836
Less: fair value of acquired identifiable assets and liabilities	$(1,679,682)

Goodwill	$924,154

(i)

The preliminary fair value of work-in-process and finished goods inventory utilizes a sales comparison approach which estimates the selling price of the inventory in completed condition less costs of disposal and a reasonable profit allowance for the selling effort.

(ii)	Preliminary fair value of property and equipment utilizes a combination of the cost approach, income approach, and sales comparison approach.
(iii)

The preliminary fair value of the identifiable intangible assets was determined using variations of the income approach, namely the multi-period excess earnings and relief from royalty methodologies. The most significant assumptions applied in the development of the intangible asset fair values include: the amount and timing of future cash flows, the selection of discount and royalty rates, and the assessment of the asset’s economic life. Final identifiable intangible asset valuation results may differ from the pro forma estimates if the above assumptions and methodologies are modified or if additional intangible assets are identified. The final valuation will be completed within 12 months of the completion of the merger.

(iv)	The acquired business acquisition liabilities were fair valued using a Monte Carlo simulation model.
(v)	Preliminary fair value of the 2025 Notes was determined using trade price for note transactions on September 1, 2023.
(vi)

Preliminary fair value of the deferred income tax liability was adjusted to reflect the estimated deferred tax impacts related to acquisition accounting adjustments primarily as a result of the step-up in fair value of intangible assets, inventory, and property and equipment. The incremental deferred tax impacts were calculated based on the tax effect of the estimated step-up in book basis of the net assets of NuVasive using an estimated statutory tax rate of 24.0%. Tax expense was adjusted to record the income tax impacts of the merger adjustments using the same rate. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.

The preliminary estimates were based on the data available to Globus and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired or the estimated fair value of the consideration will have a corresponding impact on the amount of goodwill recorded. A change in identifiable intangible assets will have a direct impact on the amount of amortization recorded against income in future periods. The impact of any changes in the purchase price allocation could have a material impact on the amounts presented in the unaudited pro forma condensed combined financial information in future periods.

3. Reclassifications

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by Globus as set forth in the historical financial statements. The unaudited pro forma condensed combined financial information reflects any material adjustments known at this time to conform NuVasive historical financial information to Globus’s significant accounting policies based on Globus management’s review of NuVasive’s summary of significant accounting policies, as disclosed in the NuVasive historical financial statements. The following reclassifications were adjusted for in order align presentation between the historical NuVasive financial statements and historical Globus financial statements:

(i)	$21.1 million of cost of sales was reclassified as research and development expense related to certain development and project costs.

(ii)	$1.5 million of income was reclassified from selling, general, and administrative to provision for litigation expense.

(iii)

$172.8 million of selling, general and administrative expense was reclassified as cost of sales related to instrument and case depreciation and freight expense related to the movement of inventory and instruments and cases.

(iv)	$21.1 million of foreign currency transaction loss was reclassified from other expense.

4. Pro forma Adjustments

(A)

As part of the NuVasive Merger, a step up in the fair value of inventory of $284.3 million was recorded, which was comprised of $3.0 million for work in process and $281.3 million for finished goods. The amortization of the inventory step-up resulted in the following adjustments to cost of sales:

(In thousands)	Fair Value Step Up	Estimated Inventory Turnover (in months)	Monthly Amortization Expense
Inventory	$284,300	15	$18,953

(In thousands)	Fair Value Step Up	Inventory amortization (in months)	9 Months Ended September 30, 2023, Amortization Expense
Inventory	$284,300	3	$56,860
Less: Inventory amortization expense recorded in the nine months ended September 30, 2023			(18,953)

Pro forma adjustment			$37,907

(In thousands)	Fair Value Step Up	Inventory amortization (in months)	Year Ended December 31, 2022, Amortization Expense
Inventory	$284,300	12	$227,440

Pro forma adjustment			$227,440

(B)

Represents the impact of the stock-based compensation recognized as a result of the Exchanged Equity Awards. The pro forma adjustment includes the difference between the stock-based compensation expense recognized by Globus on the Exchanged Equity Awards and the historical stock-based compensation recognized by NuVasive:

(In thousands)	Replacement Award Stock-Based Compensation Expense	Less: NuVasive Stock-Based Compensation Expense	Pro Forma Adjustment Nine Months Ended September 30, 2023
Total Stock-Based Compensation	$7,222	21,898	$(14,676)

(In thousands)	Replacement Award Stock-Based Compensation Expense	Less: NuVasive Stock-Based Compensation Expense	Pro Forma Adjustment Year Ended December 30, 2022
Total Stock-Based Compensation	$12,683	28,596	$(15,913)

(In thousands)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Cost of sales	$(207)	$(259)
Research and development	(4,709)	(2,258)
Selling, general and administrative	(9,760)	(13,396)

Total	$(14,676)	$(15,913)

(C)

As part of the NuVasive Merger, the Company recognized the preliminary fair value of the acquired Property and equipment. The recognition of the depreciation expense on the preliminary fair value of the Property and equipment resulted in the following pro adjustments for the nine months ended September 30, 2023, and year ended December 31, 2022:

(In thousands)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Cost of sales	$(508)	$2,238
Selling, general and administrative	(136)	597
Total	$(644)	$2,835

(D)

Recognition of the amortization expense on the acquired intangible assets at the preliminary fair value, offset by the elimination of the historical amortization expense recorded by NuVasive. The pro forma adjustment was calculated as follows for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively:

(In thousands, except years)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)	Amortization Expense Nine Months Ended September 30, 2023
Developed Technology	$942,000	9	$78,500
Customer Relationships	280,000	11	19,090

Total	$1,222,000		$97,590
Less: NuVasive historical amortization expense			(29,634)

Pro forma adjustment			$67,956

(In thousands, except years)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)	Amortization Expense Year Ended December 31, 2022
Developed Technology	$942,000	9	$104,667
Customer Relationships	280,000	11	24,454

Total	$1,222,000		$130,121
Less: NuVasive historical amortization expense			(49,376)

Pro forma adjustment			$80,745

(E)

Represents the accretion of the fair value adjustment related to the 2025 Notes, with a stated interest rate of 0.375% and a maturity date of March 15, 2025, which were assumed as part of the Merger, into interest expense. The resulting debt discount will be accreted over the remaining term of the 2025 Notes. As part of the pro forma adjustment the interest expense related to the 2023 convertible notes was removed, as these notes expired prior to the closing of the Transaction. The pro forma adjustments for the nine months ended September 30, 2023, and year ended December 31, 2022, are as follows:

(In thousands, except years)	NuVasive Carrying Amount	Fair Value Adjustment (debt discount)	Preliminary Fair Value
Senior Convertible Notes due 2025	$450,000	$42,164	$407,836
Estimated remaining period (in years)		3.2
Interest expense for the nine months ended September 30, 2023		$9,882
Interest expense for the year ended December 31, 2022		$13,176

(In thousands, except years)	Accretion of Debt Discount and Contractual Interest Expense on 2025 Notes	Less: NuVasive Interest Expense	Pro Forma Adjustment Nine Months Ended September 30, 2023
Interest expense	$11,148	7,967	$3,181

(In thousands, except years)	Accretion of Debt Discount and Contractual Interest Expense on 2025 Notes	Less: NuVasive Interest Expense	Pro Forma Adjustment Year Ended December 31, 2022
Interest expense	$14,864	13,462	$1,402

(F)

The incremental tax impacts were calculated based using an estimated statutory tax rate of 24.0%. Tax expense was adjusted to record the income tax impacts of the pro forma adjustments using this estimated tax rate. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial information.

5. Earnings Per Share

The pro forma basic and diluted weighted average shares outstanding have been calculated as if the shares issued in the Merger had been issued and outstanding as of January 1, 2022. These amounts include the issuance of 39,813 thousand shares of Globus Class A common stock issued to the NuVasive shareholders at the time of the closing of the Merger. Pro forma diluted weighted average shares outstanding includes 1,147 thousand and 928 thousand shares for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively.